EXHIBIT 10.10


                         CHANGE OF MIND LEARNING SYSTEMS

                               FRANCHISE AGREEMENT

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                                TABLE OF CONTENTS

SECTION                                                                     PAGE

1.       APPOINTMENT AND FRANCHISE FEE.........................................2
2.       TERM AND RENEWAL......................................................3
3.       BUSINESS LOCATION.....................................................4
4.       TRAINING AND ASSISTANCE...............................................6
5.       MARKS.................................................................7
6.       CONFIDENTIAL OPERATIONS MANUAL........................................8
7.       CONFIDENTIAL INFORMATION..............................................9
8.       MODIFICATION OF THE SYSTEM...........................................10
9.       ADVERTISING..........................................................10
10.      ROYALTY FEE; SOFTWARE LICENSING FEE..................................13
11.      BUSINESS PLAN, ACCOUNTING AND RECORDS................................15
12.      STANDARDS OF QUALITY AND PERFORMANCE.................................15
13.      OPERATIONS ASSISTANCE................................................19
14.      INSURANCE............................................................20
15.      COVENANTS............................................................22
16.      DEFAULT AND TERMINATION..............................................24
17.      RIGHTS AND DUTIES OF PARTIES UPON EXPIRATION OR TERMINATION..........26
18.      TRANSFERABILITY OF INTEREST..........................................28
19.      DEATH OR INCAPACITY..................................................32
20.      RIGHT OF FIRST REFUSAL...............................................33
21.      INDEPENDENT CONTRACTOR AND INDEMNIFICATION...........................33
22.      APPROVALS............................................................34
23.      NON-WAIVER...........................................................34
24.      NOTICES..............................................................34
25.      ENFORCEMENT..........................................................35
26.      ENTIRE AGREEMENT.....................................................36
27.      SEVERABILITY AND CONSTRUCTION........................................36
28.      APPLICABLE LAW.......................................................37
29.      MEDIATION............................................................37
30.      OWNER AGREEMENT......................................................38
31.      CAVEAT...............................................................38
32.      ACKNOWLEDGMENTS......................................................38

EXHIBITS
         A.       PROTECTED AREA
         B.       OWNER AGREEMENT
         C.       LEASE ADDENDUM


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                         CHANGE OF MIND LEARNING SYSTEMS
                               FRANCHISE AGREEMENT


         This Franchise Agreement (this "Agreement"), made this ________ day of _______________, 20___, by and between CHANGE OF MIND LEARNING SYSTEMS, INC., a Minnesota corporation ("we" or "us"), and ______________________________________
("you").

                                   BACKGROUND:

         A. Our predecessor and we have developed a unique System ("System"), identified by the Mark CHANGE OF MIND LEARNING SYSTEMS relating to the operation of facilities providing supplemental education services to learners of all ages using Direct Instruction model ("Franchised Business"). We may in the future develop and introduce into the System a line of educational materials and other items bearing the Marks ("Trademarked Products"), and develop additional services, specifications, standards and marketing techniques, all of which may be changed, improved or further developed by us from time to time.

         B. The distinguishing characteristics of the System include, without limitation, personalized assessment with direct instruction in reading, writing, spelling, math and study skills. The distinguishing characteristics of the System also include distinctive interior and exterior design, signage, layout, decor and color scheme; specialized educational materials and equipment; the CHANGE OF MIND LEARNING SYSTEMS Confidential Operations Manual ("Manual"); the Proprietary Software Package ("Software"); uniform operating methods, procedures and techniques; other confidential operations procedures; and methods and techniques for inventory and cost controls, record keeping and reporting, personnel management and training, purchasing, marketing, sales promotion and advertising, all of which may be changed, improved, further developed and replaced in whole or in part by us from time to time.

         C. We are the owner of the right, title and interest and goodwill relating to the trade names, service marks and trademarks CHANGE OF MIND LEARNING CENTERS and CHANGE OF MIND LEARNING CENTERS, plus the design, CHANGE OF MIND LEARNING SYSTEMS, associated logos, commercial symbols and such other trade names, service marks and trademarks as are now designated (and may later be designated by us in writing) as part of the System ("Marks").

         D. We grant to certain qualified persons franchises to own and operate CHANGE OF MIND LEARNING SYSTEMS businesses providing products and services authorized and approved by us in utilizing the System and Marks, and you desire to operate a Franchised Business under the System and wish to obtain a franchise from us for that purpose.


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         E. You understand and acknowledge the importance of our high standards of quality and service and the necessity of operating the Franchised Business in conformity with our standards and specifications.

         We and you hereby agree as follows:

1.       APPOINTMENT AND FRANCHISE FEE

         A. We grant to you, upon the terms and conditions of this Agreement, the personal right and franchise to conduct the Franchised Business in accordance with the System, as it may be changed, improved and further developed from time to time, including the use of the Marks. You undertake the obligation to operate such Franchised Business strictly in accordance with the System as it may be changed, improved and further developed from time to time solely by us, at one location only, such location to be:

                  1. ___________________________________________________________
________________________________________________________________("Premises"); or

                  2. designated, as provided in Section 3 within the following area: _________________________________________________________________________.
Provided, however, that when a location has been designated and approved by the parties, the location shall be deemed to have been designated in Section 1.A.1., as if originally set forth above. You may not delegate, subfranchise or sublicense any of your rights under this Agreement. You may not use the Premises for any purpose other than the operation of the Franchised Business.

         B. So long as this Agreement is in force and effect and you are not in default under any of the terms of this Agreement, we will not locate or license anyone else to locate a CHANGE OF MIND LEARNING SYSTEMS Franchised Business within the following area: _____________________________________________________
________________________________________________________________________________
________________________________________________________________________________
("Protected Area"). The determination of the Protected Area has been made and agreed upon between us and you. The Protected Area is described in writing on Exhibit A. We reserve the right, in our sole discretion, to establish and/or franchise other CHANGE OF MIND LEARNING SYSTEMS businesses outside of the Protected Area as we, in our sole and exclusive discretion, deem appropriate. Franchisees' and other CHANGE OF MIND locations outside of your Protected Area may solicit customers located in your Protected Area.

                  1. Although we shall not operate a CHANGE OF MIND LEARNING SYSTEMS business located inside the Protected Area, we reserve the right, both within and outside of the Protected Area, to offer and sell at wholesale, retail or through any other distribution system, products and services


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which comprise, or may in the future comprise a part of the System, which products may be resold at retail or through any other distribution channel to the general public by such entities.

                  2. We reserve any and all rights not expressly granted to you under this Agreement. We further reserve the right both within and outside the Protected Area to sell at both wholesale and retail all products and services which do not comprise a part of the System. We reserve all rights to promote and advertise the System, Trademarked Products and related services by means of the Internet and similar mediums. You shall not advertise by means of the Internet except as specifically approved by us. We also reserve the right, both within and outside the Protected Area, to establish learning centers under a format, trademarks and service marks distinct from the CHANGE OF MIND LEARNING SYSTEMS.

         C. You shall pay to us upon execution of this Agreement, an initial Franchise Fee ("Franchise Fee") of _________________ Dollars ($_________). The Franchise Fee is deemed fully earned and non-refundable upon execution of this Agreement as consideration for expenses incurred by us in furnishing assistance and services to you and for our lost or deferred opportunity to franchise others.

         D. You acknowledge that because complete and detailed uniformity under many varying conditions may not be possible or practical, we specifically reserve the right and privilege, at our sole discretion and as we may deem in the best interests of all concerned in any specific instance, to vary standards for any other franchisee's Franchised Business based upon the peculiarities of the particular site or circumstance, population of trade area, density of population, business potential, existing business practices or any other condition or factor which we deem to be of importance to the successful operation of such franchisee's business. You shall not be entitled to require us to disclose or grant to you a like or similar variation.

2.       TERM AND RENEWAL

         A. This Agreement shall be effective and binding from the date of its execution by us for an initial term of ten (10) years from the date of this Agreement.

         B. You have the right to renew this franchise at the expiration of the initial term of the franchise for additional successive terms of ten (10) years each, provided that all of the following conditions have been fulfilled:

                  1. You have, during the entire term of this Agreement and any subsequent renewals, complied with all its provisions;

                  2. You maintain possession of the Premises and by the expiration date of this Agreement have brought the Franchised Business and the Premises into full compliance with the specifications and standards then applicable for a new or renewing Franchised Businesses and present evidence satisfactory to us that you have the right to remain in possession of the Premises for the duration of any renewal term; and have at your sole cost and expense (with respect to which we have not made any estimate or other representation), furnished, stocked, equipped, remodeled, redesigned, modernized or


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redecorated the Premises to bring the Franchised Business into full compliance with the then-current specifications and standards;

                  3. You have given notice of renewal to us as provided below;

                  4. You have satisfied all monetary obligations owed to us and our affiliates and have timely met these obligations throughout the term of this Agreement;

                  5. You have executed our then-current form of Franchise Agreement (with appropriate modifications to reflect the fact that the Franchise Agreement relates to the grant of a renewal franchise), which Franchise Agreement shall supersede in all respects this Agreement, and the terms of which may differ from the terms of this Agreement including, without limitation, a different percentage Continuing Services and Royalty Fee ("Royalty Fee"), advertising contribution or territorial grant; provided, however, you shall not be required to pay the then-current Franchise Fee or its equivalent;

                  6. You have complied with our then-current qualification and training requirements; and

                  7. You have executed a general release, in the then-current form prescribed by us, of any and all claims against us and our affiliates, as well as our officers, directors, agents, shareholders and employees.

         C. You shall give us written notice of your desire to renew at least six (6) months, but not more than twelve (12) months, prior to the expiration of the term of this Agreement. Within ninety (90) days after our receipt of such timely notice, we shall furnish you with written notice of: (i) reasons which could cause us not to grant a renewal to you including any deficiencies which require correction; and (ii) our then-current requirements relating to the image, appearance, decor and equipment for the Franchised Business, and a schedule for completing the upgrading or modifications in order to bring the Franchised Business in compliance. Renewal of the franchise shall be conditioned upon your compliance with such requirements and cure of such deficiencies not less than 120 days prior to expiration of the initial term of this Agreement.

         D. We shall give you written notice of our election not to renew the franchise sixty (60) days prior to the expiration of the initial term of this Agreement or any renewal term. Such notice shall specify our reasons for non-renewal.

3.       BUSINESS LOCATION

         A. You must operate the Franchised Business only at the location specified in Section 1 above. If the lease for the site of the Franchised Business expires or terminates without fault of you, or if the site is destroyed, condemned or otherwise rendered unusable, or as otherwise may be agreed upon in writing by us and you, we may, in our sole discretion, grant permission for relocation of the Franchised Business within the Protected Area at a location and site acceptable to us. Any such relocation shall be at


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your sole expense and we shall have the right to charge you for any costs incurred by us including, but not limited to, legal and accounting fees for providing such assistance.

         B. You shall be solely responsible for purchasing or leasing a suitable site for the Franchised Business. If the franchise location is not designated above, we shall use reasonable efforts to help analyze your market area, and to assist in the designation of the franchise location. While we shall utilize our experience in approval of a location, nothing contained herein shall be interpreted as a representation, assurance or guarantee of success for said location nor shall any site recommendation or approval made by us be deemed a representation, assurance, or guarantee that any particular site is or will be successful for use as a Franchised Business. You shall have no claim of any kind (whether for negligence or other tort or otherwise) against us should the site of your Franchised Business for any reason be unsuitable.

         C. Prior to the acquisition by lease or purchase of any site for the Premises, you shall submit a description and interior and exterior photographs of the proposed site to us, together with a letter of intent or other evidence satisfactory to us which confirms your favorable prospects for obtaining the proposed site. We shall approve or disapprove such proposed site in the exercise of our sole discretion, and so advise you in writing within fifteen (15) business days after receiving your written proposal. You shall not execute a lease or enter into a purchase agreement for a proposed site without receiving our approval of the site and the proposed lease or the purchase agreement.

         D. After receiving our written approval of the location of the Premises, you shall submit the proposed lease (if the Premises are to be leased) or a binding agreement to purchase the site, for our approval. All leases pertaining to the Premises shall contain an Addendum in form of Exhibit C attached to this Agreement or shall contain terms and conditions substantially the same as those contained in Exhibit C that we approve. A copy of the executed Addendum must also be submitted to us.

         E. Promptly after obtaining possession of the site for the Franchised Business and within ninety (90) days of the date of this Agreement, you shall:
(i) cause to be prepared and submit for approval by us or our architect, at your sole expense, a site survey and any modifications to our basic architectural plans and specifications (not for construction) for the Franchised Business (including requirements for dimensions, exterior design, materials, interior design and layout, equipment, fixtures, furniture, signs and decorating) required for the development of the Franchised Business at the site leased or purchased therefor, provided that you may modify our basic plans and specifications only to the extent required to comply with all applicable ordinances, building codes and permit requirements and with prior notification to and approval by us; (ii) obtain all required zoning changes, all required building, utility, sign permits, licenses and any other required permits and licenses; (iii) purchase or lease equipment, fixtures, furniture and signs as provided herein; (iv) complete the construction and/or remodeling, equipment, fixture, furniture and sign installation and decorating of the Franchised Business in full and strict compliance with plans and specifications approved by us and all applicable ordinances, building codes and permit requirements; (v) obtain all customary contractors' sworn statements and partial and final waivers of lien for construction, remodeling, decorating and installation services, unless we waive


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this requirement; and (vi) otherwise complete development of and have the
Franchised Business ready to open and commence the conduct of your business.

         F. You shall be required to periodically make reasonable capital expenditures to remodel, modernize and redecorate the Premises so that the Franchised Business will reflect the then-current image intended to be portrayed by the CHANGE OF MIND LEARNING SYSTEMS business. All remodeling, modernization or redecoration of the Premises must be done in accordance with the standards and specifications as prescribed by us from time to time and with our prior written approval. All replacements must conform to our then-current quality standards and specifications and must be approved by us in writing. We recommend, but currently do not require, that you set aside funds to be used for remodeling and updating the Franchised Business.

4.       TRAINING AND ASSISTANCE

         A. We shall make the initial training program available to you and/or your designated center director of the Franchised Business. You and your designated center director shall successfully complete the initial training program prior to commencement of business operations. The training program shall include a minimum of ten (10) days of training at our headquarters or other location designated by us. We reserve the right to lengthen the training program and provide additional training to you as we deem appropriate. At or about the time we schedule your training, we will provide you with written materials which you must thoroughly review prior to your attendance at the training program. The training program shall cover material aspects of the Franchised Business including, without limitation, instructional, administrative, operational and sales/marketing matters. You are responsible for all expenses incurred by you and your employees in attending such program including, without limitation, travel costs, room and board expenses, and salaries.

         B. For approximately two (2) to three (3) days we shall furnish to you, at the Premises and at our expense, one of our representatives for the purpose of assisting you in the opening of your Franchised Business. During this period, such representative shall also assist you in establishing and standardizing procedures and techniques essential to the operation of the Franchised Business and shall assist in training personnel. If you request additional assistance from us in order to facilitate the opening of the Franchised Business, or if we deem it necessary to provide such assistance, you shall reimburse us for our expenses in providing such additional assistance at the then-current rates published in the Manual including, but not limited to, travel and lodging expenses for our representatives.

         C. If we determine, in our sole discretion, that either you or your designated center director is unable to satisfactorily complete the training program, we shall have the right to require that you or your designated center director successfully complete additional training or to terminate this Agreement.

         D. If you designate new or additional managers or want additional employees trained after the initial training program, we shall provide training to such managers to the extent that we can reasonably accommodate such individuals in our regularly scheduled training course. We will train such


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additional individuals for an additional fee at our then-current rates published in the Manual. In addition, you shall be responsible for all expenses incurred by you or any of your employees in attending such additional training including, without limitation, travel costs, room and board expenses and employees' salaries.

         E. We may from time to time require that previously-trained and experienced franchisees and their managers or employees attend and successfully complete continuing education and training programs or seminars to be conducted at such location as we may designate. Attendance at such continuing educational training programs or seminars shall be at your sole expense; provided, however, that attendance shall not be required at more than one such program in any calendar year and shall not collectively exceed three (3) business days in duration during any calendar year.

5.       MARKS

         A. You acknowledge that we are the owner of the Marks and that your right to use the Marks is derived solely from this Agreement and is limited to the conduct of business by you under the terms of this Agreement and all applicable standards, specifications and operating procedures prescribed by us from time to time during the term of this Agreement. Any unauthorized use of the Marks by you is a breach of this Agreement and an infringement of our rights in the Marks. You acknowledge that your usage of the Marks and any goodwill established by your use of the Marks shall inure to our exclusive benefit and that this Agreement does not confer any goodwill or other interests in the Marks upon you. You shall not, at any time during the term of this Agreement or after its termination or expiration, contest or assist any other person in contesting the validity, strength, enforceability or ownership of any of the Marks.

         B. You shall not use any Mark or portion of any Mark as part of your corporate, partnership or other company name, with any prefix, suffix or other modifying words, terms, designs or symbols or in any modified or other confusingly similar form. You may not use any Mark or any modification or other confusingly similar form thereof in connection with the sale of any unauthorized product or service or in any other manner not expressly authorized in writing by us. While this Agreement is in effect, you may, however, use "CHANGE OF MIND LEARNING SYSTEMS" as a fictitious or assumed name and shall obtain such fictitious or assumed name registrations as may be required under applicable law, at your expense. In no event, however, shall this right to use be considered a specific grant of any ownership rights in the Marks. You shall not use any of the Marks in any manner which has not been specified or approved by us.

         C. You shall promptly notify us of any claim, demand or cause of action based upon or arising from any attempt by any other person, firm or corporation to use the Marks or any confusingly similar form thereof. You shall also notify us of any action, claim or demand against you relating to the Marks within ten
(10) days after you receive notice of the action, claim or demand. Upon receipt of timely notice of any action, claim or demand against you relating to the Marks, we shall have the sole right to defend any such action. We shall have the exclusive right to contest or bring action against any


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third party regarding the third party's use of any of the Marks and shall exercise such right in its sole discretion. In any defense or prosecution of any litigation relating to the Marks or components of the System undertaken by us, you shall cooperate with us and execute any and all documents and take all actions as may be desirable or necessary in the opinion of our counsel, to carry out such defense or prosecution. Both parties shall make every effort consistent with the foregoing to protect, maintain and promote the Marks, including the trade name "CHANGE OF MIND LEARNING SYSTEMS" and its distinguishing characteristics (and the other Marks associated with the System) as standing for the System and only the System. WE MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE USE, EXCLUSIVE OWNERSHIP, VALIDITY OR ENFORCEABILITY OF THE MARKS.

         D. If it becomes advisable at any time in our sole discretion, for us and/or you to modify or discontinue use of any Mark, and/or use one or more additional or substitute trade names, trademarks, service marks or other commercial symbols, you shall comply with our directions within a reasonable time after notice to you by us, and we shall have no liability or obligation whatsoever with respect to your modification or discontinuance of any Mark.

         E. In order to preserve the validity and integrity of the Marks and copyrighted materials licensed and to ensure that you are properly employing the same in the operation of your Franchised Business, we or our agents shall have the right of entry and inspection of the Premises at all reasonable times and, additionally, shall have the right to observe the manner in which you are rendering your CHANGE OF MIND LEARNING SYSTEMS services and conducting your operations, to take photographs and use them for any purpose without compensation to you, to confer with your employees and students, and, at your expense, to select or request you to provide samples of learning materials, advertising and other items, materials and supplies for inspection and evaluation purposes to make certain that the services and these items are satisfactory and meet the quality control provisions and performance standards established by us.

6.       CONFIDENTIAL OPERATIONS MANUAL

         A. While this Agreement is in effect, we shall loan to you one (1) or more copies of the Manual containing mandatory and suggested specifications, standards, operating procedures and rules prescribed from time to time by us for CHANGE OF MIND LEARNING SYSTEMS businesses and information relative to your other obligations and the operation of your Franchised Business. We shall have the right to add to and otherwise modify the Manual from time to time to reflect changes in the specifications, standards, operating procedures and rules prescribed by us for CHANGE OF MIND LEARNING SYSTEMS businesses, provided that no such addition or modification shall alter your fundamental status and material rights under this Agreement. You shall immediately upon notice adopt any such changes.


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         B. The Manual shall at all times remain our sole property and shall promptly be returned, upon the expiration or other termination of this Agreement. You shall not make any disclosure, duplication or other unauthorized use of any portion of the Manual.

         C. The Manual contains proprietary information of ours and shall be kept confidential by you both during the term of this Agreement and after its expiration or termination. You shall at all times ensure that your copy of the Manual be available at the Premises in a current and up-to-date manner. At all times that the Manual is not in use by authorized personnel, you shall maintain the Manual in a locked receptacle at the Premises and shall only grant authorized personnel, as defined in the Manual, access to the key or lock combination of such receptacle. In the event of any dispute as to the contents of the Manual, the terms of the master copy of the Manual maintained by us at our home office shall be controlling.

7.       CONFIDENTIAL INFORMATION

         A. You acknowledge that your entire knowledge of the operation of the Franchised Business is and shall be derived from information disclosed to you by us and that much of such information is proprietary, confidential and a trade secret of ours. In addition, any improvements developed by you pursuant to your operation of the Franchised Business shall constitute proprietary information of ours. "Trade Secrets" refer to the whole or any portion of know-how, knowledge, methods, specifications, processes, procedures and/or improvements regarding the Franchised Business and the System that is valuable and secret in the sense that it is not generally known to our competitors. You shall maintain the absolute confidentiality of all such proprietary information during and after the term of this Agreement and shall not use any such information in any other business or in any manner not specifically authorized or approved in writing by us.

         B. You may only divulge such confidential information to the extent and only to such of your employees as must have access to it in order to operate the Franchised Business. Any and all information, knowledge, instruction methods, instructional materials, techniques and procedures for private educational services shall be deemed confidential for purposes of this Agreement, except information which you can demonstrate lawfully came to your attention in writing prior to disclosure thereof by us, or which, at the time of disclosure by us to you, had lawfully become a part of the public domain, through publication or communication by others, in writing.

         C. Due to the special and unique nature of our confidential information, Marks and Manual, you acknowledge that we shall be entitled to immediate equitable remedies including, but not limited to, restraining orders and injunctive relief in order to safeguard our proprietary, confidential, unique and special information and that money damages alone would be an insufficient remedy with which to compensate us for any breach of the terms of Sections 5, 6 and 7 of this Agreement. Furthermore, all of your employees having access to the confidential and proprietary information shall be required to execute confidentiality agreements in a form acceptable to us.


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         D. Both parties acknowledge and agree, as follows:

                  1. We may authorize you to use certain copyrighted or copyrightable works ("Copyrighted Works");

                  2. The Copyrighted Works are our valuable property, and our affiliates; and

                  3. Your rights to use the Copyrighted Works are granted solely on the condition that you comply with the terms of this Section 7.

         E. You acknowledge and agree that we own or are the licensee of the owner of the Copyrighted Works and shall further create, acquire or obtain licenses for certain copyrights in various works of authorship used in connection with the operation of the Franchised Business including, but not limited to, all categories of works eligible for protection under the United States copyright law, all of which shall be deemed to be Copyrighted Works under this Agreement. Such Copyrighted Works include, but are not limited to, educational materials developed by us and our affiliates, the Manual, advertisements, promotional materials, posters and signs, and may include all or part of the Marks, Software, trade dress and other portions of the System. We intend that all works of authorship related to the System which are created in the future shall be owned by us or our affiliates.

         F. If you develop any new educational materials, program, project, work of art or other material in the course of operating the Franchised Business and we approve the use and sale of this service in the Franchised Business, the educational materials, new program, project, work of art or other material shall automatically become our property as though we had developed the program, project, work of art or other material.

8.       MODIFICATION OF THE SYSTEM

         You acknowledge that from time to time we may change or modify the System presently identified by the Marks, including the adoption and use of new types of educational and training services, new or modified trade names, trademarks, service marks or copyrighted materials, new computer systems, new educational materials, or new techniques and that you shall be required to accept, use and display for the purpose of this Agreement any such changes in the System as if they were part of this Agreement at the time of execution hereof. You shall make such expenditures as are reasonably required by such modifications in the System. You shall not change, modify or alter the System in any way, except as we direct.

9.       ADVERTISING

         Recognizing the value of advertising and the importance of the standardization of advertising and promotion to the furtherance of the goodwill and the public image of the Franchised Business, you agree as follows:


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         A. You shall submit to us or our designated agency, for our prior approval, all promotional materials and advertising to be used by you including, but not limited to, newspapers, radio and television advertising, specialty and novelty items, signs and boxes. In the event written disapproval of said advertising and promotional material is not given by us to you within twenty
(20) days from the date such materials are received by us, said materials shall be deemed approved. Your failure to conform with the provisions herein and subsequent nonaction by us to require you to cure or remedy this failure and default shall not be deemed a waiver of such default or future or additional failures and defaults of any other provision of this Agreement. The submission of advertising to us for approval shall not affect your right to determine the prices at which you sell your products or services.

         B. You shall present the opening of the Franchised Business to the community ("Grand Opening") in accordance with our specifications. We require you to spend at least FIVE THOUSAND Dollars ($5,000.00) on Grand Opening advertising in accordance with our recommendations.

         C. You will pay an Advertising Fee to be deposited in the CHANGE OF MIND LEARNING SYSTEMS Advertising and Development Fund ("Fund"). As of the date of this Agreement, the amount of the Advertising Fee is one percent (1%) of Gross Revenues, as defined in Section 10.A. Your required payments to the Advertising Fund shall be made at the same time, in the same manner as, and in addition to the Royalty Fee provided in Section 10 herein. We reserve the right to increase the Advertising Fee up to two percent (2%) of Gross Revenues by giving you thirty (30) days' written notice of an increase. Such payments shall be made in addition to and exclusive of any sums that you may be required to spend on local advertising and promotion. The Advertising Fund shall be maintained and administered by Franchisor or its designee, as follows:

                  1. We will oversee all advertising programs and have sole discretion over creative concepts, materials and media used in such programs including the placement and allocation. We will use the Fund to conduct system-wide advertising, and/or, if regional Funds are developed, to conduct regional or local advertising on your behalf. However, we cannot and do not ensure that any particular franchisee will benefit directly or pro rata from the placement of advertising.

                  2. For each of our company-owned locations offering products and services similar to the Franchised Business we will make contributions to the Fund or to regional Funds equivalent to the contributions required of Franchised Businesses.

                  3. We will administer and control the Fund and we will have the absolute and unilateral right to determine how, when and where the monies in the Fund will be spent. This includes the right to use Fund monies for (1) broadcast or print advertising, (2) the creation, development and production of advertising and promotional materials, including, but not limited to, ad slicks, radio, film and television commercials, videotapes, direct mail pieces, and other print advertising; (3) any marketing or related research and development; and (4) advertising and marketing expenses, including payment for product research and development, services provided by advertising agencies, public relations firms or other marketing, research or consulting firms or agencies, customer incentive programs, sponsorships, marketing meetings and sales incentives, development of the Internet, Internet access provider costs, subscriptions to industry newsletters or magazines, and administrative costs. All sums paid by you to the Fund will be maintained in a separate account from our other funds and shall not be used to defray any of our general operating expenses, except for such reasonable administrative costs and overhead, if any, as we may incur in activities reasonably related to the administration or direction of the Fund and advertising programs including, without limitation, costs incurred in collecting and accounting for assessments for the Fund and salaries for marketing support personnel.

                  4. It is our intent that all contributions to the Fund will be expended for advertising and promotional purposes during our fiscal year within which contributions are made. Any monies not expended in the fiscal year in which they were contributed will be applied and used for Fund expenses in the following year.

                  5. Although we intend the Fund to be of perpetual duration, we have the right to terminate the Fund. We will not terminate the Fund, however, until all monies in the Fund have been expended for advertising and promotional purposes.

                  6. An unaudited accounting of Fund contributions and expenditures will be prepared annually and will be made available to you upon request. At our option, any such annual accounting may include an audit of the contributions and expenditures of the Fund prepared by an independent certified public accountant selected by us and prepared at the expense of the Fund.

         D. Each calendar month, you shall spend a minimum of Three Thousand and No/100 Dollars ($3,000.00) on local advertising and promotion. Such expenditures shall be made directly by you, subject to our approval and direction. Such minimum expenditure shall be adjusted (up or down) annually by the same percentage as the change in the U.S. Bureau of Labor Statistics' All-Items Consumer Price Index - all Cities (CPI-U) (or the closest successor index) for January of each year versus the CPI-U for January of 2000. We will communicate such change to you within a reasonable time after we obtain such data and will become effective in the next calendar month after we communicate such change to you, and remain in effect until we communicate the next year's change to you. Within thirty (30) days of the end of each calendar month, you shall furnish to us, in a manner approved by us, an accurate accounting of your expenditures on local advertising and promotion for the preceding calendar month just ended. We shall provide guidelines for local advertising and any deviation from such guidelines requires our prior written approval. The cost of your Yellow Page listings are not credited toward your local advertising requirements.

         E. From time to time, we may designate a local, regional or national Advertising Coverage Area in which your business and at least one (1) other CHANGE OF MIND LEARNING SYSTEMS business is located for purposes of developing a cooperative local, regional or national advertising or promotional program. If directed by us, you will participate in and contribute to such cooperative advertising and promotional programs in your Advertising Coverage Area in addition to contributions and expenditures as required under to Sections 9.B. and C. The Regional Advisory Council described in

Section 12.P. shall direct the use of such cooperative funds in accordance with guidelines approved by us from time to time. The cost of the program shall be allocated among locations in such area and each franchisee's share shall be in proportion to its sales during the preceding twelve (12) month period, or portion of said period. Contributions to cooperative advertising promotional programs shall be credited toward the local advertising and promotional expenditure required in Section 9.D. "Advertising Coverage Area" shall be any area designated by us but will generally consist of an area covered by one or more particular advertising mediums (television, radio, newspaper, or other medium). At the time a program is submitted, we shall submit a list to you of all your within the Advertising Coverage Area.

         F. You shall also maintain a business phone and advertise continuously in the classified or Yellow Pages of the appropriate telephone directory or directories under the listings "Educational Services" or any such other listings as deemed appropriate by us using mats of the type and size approved in advance by us. When more than one CHANGE OF MIND LEARNING SYSTEMS business serves a metropolitan area, classified advertisements shall list all CHANGE OF MIND LEARNING SYSTEMS businesses operating within the distribution area of such classified directories, and you shall contribute your equal share in the cost of such advertisement. The expenditures for such advertising shall not be credited toward the local advertising requirements under Section 9.D. of this Agreement.

         G. You shall comply with all trademark, service mark and copyright notice requirements in your advertising and other forms of promotion using any of the Marks.

10.      ROYALTY FEE; SOFTWARE LICENSING FEE

         A. You shall pay to us without offset, credit or deduction of any nature, a weekly Royalty Fee equal to eight percent (8%) of the Gross Revenues derived from the Franchised Business. The Royalty Fee shall be paid weekly in the manner specified below or as otherwise prescribed in the Manual.

                  1. On or before Wednesday of each week, you shall submit to us via e-mail, facsimile transmission or U.S. Mail delivery, on a form designated by us, a correct statement, signed by you (unless e-mailed), of your Gross Revenues for the preceding week just ended. For purposes of this Agreement, a week shall run from Sunday through Saturday. Each weekly statement of Gross Revenues shall be in the format we designate and shall be accompanied by your payment of the Royalty Fee based on the Gross Revenues reported. You shall make available to us all original books and records that we may deem necessary to ascertain your Gross Revenues for reasonable inspections at reasonable times.

                  2. The term "Gross Revenues," as used in this Agreement, shall mean the amount of all revenue from the sale of services and products and all other income of every kind and nature including all amounts billable for instructional hours, tests given, any other services and merchandise, whether or not sold or performed at or from the Franchised Business, and whether received in cash, in services in kind, from barter and/or exchange, on credit (whether or not payment is received therefor) or otherwise. There shall be deducted from Gross Revenues for purposes of this computation (but only to the extent they have been included) the amount of all sales tax receipts or similar tax receipts which, by law, are chargeable to customers, if such taxes are separately stated when the customer is charged and if such taxes are paid to the appropriate taxing authority. There shall be further deducted from Gross Revenues the amount of any documented refunds, chargebacks, credits and allowances given in good faith to customers by you. All barter and/or exchange transactions pursuant to which you furnish services and/or products in exchange for goods or services to be provided to you by a vendor, supplier or customer shall, for the purpose of determining Gross Revenues, be valued at the full retail value of the goods and/or services so provided to you.

         B. We will license to you the current version of the Software for an Initial Software Licensing Fee of Two Thousand and No/100 Dollars ($2,000.00). You shall purchase or license from third parties at prices charged by them such other Software as we designate from time to time. We may from time to time designate or license new or additional Software, or upgraded or revised versions of previously issued Software or new or replacement versions of previously issued Software. If we do, you will be obligated to license such Software from us or suppliers designated by us. As to purchases from us, we will charge, and you shall pay, a reasonable fee for such new, additional upgraded, revised, or replacement Software.

         C. All Royalty Fees, advertising contributions, amounts due for purchases by you from us, Software upgrade or enhancement fees and other amounts which you owe to us or our affiliates shall bear interest after due date at the highest applicable legal rate for open account business credit, not to exceed one and one-half percent (1.5%) per month. This Section 10 shall not constitute agreement by us to accept such payments after same are due or a commitment by us to extend credit to the Franchised Business.

         D. Notwithstanding any designation by you, we shall have the sole discretion to apply any payments by you to any past due indebtedness of you for Royalty Fees, advertising contributions, purchases from us, interest or any other indebtedness, in such amounts and in such order as we shall determine.

         E. In the event that you are late in the payment of any Royalty, Advertising Fee or other amounts to us, we have the right to require you to execute and deliver to us, our bank(s) and your bank, as necessary, all forms and documents that we may request to permit us to debit your account, either by check, via electronic funds transfer or other means or such alternative methods as we may designate ("Payment Methods"). We may use the Payment Methods to collect the amount of each week's Royalty, Advertising Fee and any other amounts due to us or our affiliates under this Agreement or otherwise on the date such amounts become due. You shall notify us at least twenty (20) days before closing or changing the account against which such debits are to be made. If such account is closed or ceases to be used, you shall immediately provide all documents and information necessary to permit us to debit the amounts due from an alternative account. You acknowledge that these requirements are only a method to facilitate prompt and timely payment of amounts due and shall not affect any obligation or liability for amounts owed.

11.      BUSINESS PLAN, ACCOUNTING AND RECORDS

         A. Each year you shall prepare, in the format designated by us, a business plan for the Franchised Business for the upcoming calendar year. You must submit your business plan to us for our review each year prior to November 30.

         B. You shall maintain during the term of this Agreement, and shall preserve for the time period specified in the Manual, full, complete and accurate books, records and accounts in accordance with the standard accounting system prescribed by us in the Manual or otherwise in writing. You shall retain during the term of this Agreement and for three (3) years thereafter all books and records related to the Franchised Business including, without limitation, sales checks, purchase orders, invoices, payroll records, check stubs, sales tax records and returns, cash receipts and disbursement journals, general ledgers and any other financial records designated by us or required by law.

         C. Upon our request, you shall supply to us in a form approved by us, monthly and/or quarterly financial statements. Additionally you shall, at your expense, submit to us within ninety (90) days of the end of each fiscal year during the term of this Agreement, a profit and loss statement for such fiscal year and a balance sheet as of the last day of such fiscal year, prepared on an accrual basis including all adjustments necessary for fair presentation of the financial statements. You shall certify that the financial statements are true and correct.

         D. You shall maintain your accounting records using an accounting software package designated by us. You shall submit to us such other periodic reports, forms and records in the manner and at the time as specified in the Manual or as we may otherwise require in writing from time to time. We may require you to record all sales on a computerized system designated by us. If we require such computerized system, all Gross Revenues and all sales information shall be recorded on such equipment. We shall have full access to all of your data, system and related information by means of direct access whether in person, or by telephone/modem.

         E. We or our designated agents shall have the right at all reasonable times to examine and copy, at our expense, your books, records and tax returns. We shall also have the right, at any time, to have an independent audit made of your books and records at our expense. If an inspection should reveal that any payments due to us have been understated in any report to us, then you shall immediately pay us the amount understated upon demand, in addition to interest from the date such amount was due until paid, at the maximum rate permitted by law. If an inspection discloses an understatement in any report of two percent (2%) or more, you shall, in addition, reimburse us for any and all costs and expenses connected with the inspection (including, without limitation, reasonable accounting and attorneys' fees). The foregoing remedies shall be in addition to any other remedies we may have.

12.      STANDARDS OF QUALITY AND PERFORMANCE

         A. You shall comply with all requirements set forth in this Agreement, the Manual and other written policies designated by us. Mandatory specifications, standards, operating procedures and rules prescribed from time to time in the Manual or otherwise communicated to you in writing, shall constitute provisions of this Agreement as if fully set forth herein and shall be reasonably and uniformly applied to all franchisees. All references herein to this Agreement shall include all such mandatory specifications, standards and operating procedures and rules.

         B. You shall commence operation of the Franchised Business within one hundred twenty (120) days of execution of this Agreement, unless otherwise agreed upon in writing by us. Prior to such opening, you shall have complied with all our pre-opening standards and specifications. You may not commence operations of the Franchised Business until we have approved your opening.

         C. You shall maintain the condition and appearance of the Premises consistent with our standards. You shall perform such maintenance to the Premises as is from time to time required to maintain or improve the appearance and efficient operation of the Franchised Business including, but not limited to, replacement of worn out or obsolete fixtures and signs, and repair of the exterior and interior of the Premises. If at any time, in our judgment, the general state of repair or the appearance of the Premises or its equipment, fixtures, signs or decor does not meet our standards, we will notify you, specifying the action to be taken to correct such deficiency. If you fail or refuse to initiate within thirty (30) days after receipt of such notice, and thereafter continue, a bona fide program to complete any required maintenance, we shall have the right, in addition to all other remedies, to enter upon the Premises and effect such maintenance on behalf of you and you shall pay the entire costs thereof on demand.

         D. You shall make no alterations to the Premises nor replace or alter the DIRECT INSTRUCTION stations, office, equipment, fixtures or signs of the Franchised Business without our prior written approval.

         E. You shall offer at the Franchised Business all types of services and related products that we from time to time authorize and shall not offer for sale or sell or provide at the Franchised Business or the Premises which it occupies any service, curriculum or product which has not been authorized by us.

         F. From time to time, we shall provide you with a list of approved manufacturers, suppliers and distributors authorized for the Franchised Business ("Approved Suppliers List") and a list of approved materials, inventory, products, fixtures, furniture, equipment, signs, stationery, supplies and other items or services necessary to operate the Franchised Business ("Approved Supplies List"). We may revise the Approved Supplies List and Approved Suppliers List from time to time in our sole discretion. If you wish to offer for sale or use at the Franchised Business any brand of product, or other material or supply which is not on the Approved Supplies List or to purchase any product from a supplier that is not on the Approved Suppliers List, you shall first notify us and obtain our prior written approval. Upon our request you shall submit samples and such other information as we require for examination and/or testing or to otherwise determine whether such product, material or supply, or such proposed supplier meets our specifications and quality standards. A charge not to exceed the reasonable cost of the inspection and evaluation and the actual cost of the test shall be paid by you or the supplier. We reserve the right to re-inspect the facilities and products of any supplier of an approved item and to revoke our approval of any item or supplier which fails to continue to meet any of our criteria or which refuses to allow re-inspection.

         G. All inventory, products and materials, and other items and supplies used in the operation of the Franchised Business which are not specifically required to be purchased in accordance with Approved Supplies List and Approved Suppliers List shall conform to the specifications and quality standards established by us from time to time.

         H. We may, in the future, develop certain Trademarked Products consisting of specially developed or private labeled educational materials, merchandise and products bearing the Marks. At such time as we introduce the Trademarked Products into the System, you shall be required to carry a thirty
(30) day supply and maintain a representative inventory of such Trademarked Products as required by the Manual, and you shall maintain, carry and promote such Trademarked Products for use in servicing the general public in order to meet customer demand as designated by us. You shall, throughout the term of this Agreement, purchase Trademarked Products from us, our affiliate or other designated sources which manufacture the Trademarked Products to our precise specifications.

         I. You shall utilize the Software (as the same may be supplemented, revised or substituted by us from time to time pursuant to other provisions of this Agreement) for use in providing testing, student information, scheduling and attendance records, billing, administrative functions and related activities. The Software is proprietary to and confidential information of ours. In addition, you shall use the accounting software package designated by us. You shall be required to upgrade any hardware component at any time during the term of the Franchise Agreement to accommodate the Software and accounting Software as supplemented, revised or substituted by us. Your Franchised Business must also be connected to the Internet, have an approved Website (which we may require you to modify from time to time) and you must notify us of your current e-mail address at all times.

         J. At your expense, you shall secure and maintain in force all required licenses, permits and certificates relating to the operation of the Franchised Business and shall operate the Franchised Business in full compliance with all applicable laws, ordinances and regulations including, without limitation, all copyright laws, all government regulations relating to occupational hazards and health, consumer protection, trade regulation, workers' compensation, unemployment insurance and withholding and payment of federal and state income taxes, social security taxes and sales, use and property taxes. You shall refrain from any merchandising, advertising or promotional practice which is unethical or may be injurious to the System, our business and/or other Franchised Businesses or to the goodwill associated with the Marks.

         K. In order to maintain the high image and quality standards of our programs and materials, you agree to provide sufficient and competent management and staff personnel at the Franchised Business to provide adequate and sufficient instruction for enrolled students. Your instructors must meet whatever local, state and national licensing and certification requirements are applicable to instructors in your jurisdiction. Training of instructors is your sole responsibility and all instructors must be adequately trained either by us or by you in accordance with our training specifications. You must comply with all requirements we impose to maintain a safe environment for your students, including performing background checks on your instructors and similar measures.

         L. You agree that only a qualified instructor may teach the prescribed lessons and that a qualified instructor shall be on the Premises whenever students are present and during instructional hours. You also agree that only a qualified supervisor may administer placement testing, evaluate instructors, and train new instructors. "Qualified instructor" shall be defined as a person who has successfully completed the Change of Mind Instructor Program and has been certified by us or you. "Qualified supervisor" shall be defined as a person who has successfully completed the Change of Mind Supervisor Program and has been certified by us.

         M. You agree to maintain a high moral and ethical standard in the operation and conduct of the Franchised Business so as to create and maintain goodwill among the public for the Marks and supervise and evaluate the performance of your professional and other staff to ensure that each renders competent, efficient and quality service.

         N. You shall maintain a current listing of the names and addresses of all clients of the Franchised Business in providing CHANGE OF MIND LEARNING SYSTEMS services. You shall supply said list to us and update the client listing and provide updated client lists to us upon request by us. Said listing of names and addresses of all clients of the Franchised Business is our sole and exclusive property and shall be our confidential information. You shall maintain the confidentiality of said information and shall not disclose, provide, sell or otherwise disclose the client list to any person or entity other than us, in accordance with the provisions of Section 7 of this Agreement.

         O. The Franchised Business shall at all times be under your direct, full-time on-premises supervision (or a trained and competent employee acting as full-time manager). You shall keep us informed at all times of the identity of any employee(s) acting as manager(s) of the Franchised Business. You shall, at all times, faithfully, honestly and diligently perform your obligations and shall not engage in any business or other activities that shall conflict with your obligations hereunder.

         P. At such time that more than one franchisee conducts a Franchised Business in any given region (the boundaries of such region to be determined in our sole and absolute discretion), we may form a CHANGE OF MIND LEARNING SYSTEMS Regional Advisory Council ("Council"). You shall participate in all Council programs approved by us for your particular Council. The purposes of the Council(s) include, but are not limited to, exchanging ideas and problem-solving methods, advising us on expenditures for regional advertising, providing back-up support and staffing for political influence and coordinating System-wide efforts. You shall pay all Council assessments levied by the Council, and we have the right to enforce this obligation. Amounts and expenditures may vary from time to time and due to variations in Council participation and costs as determined by a particular Council and as approved by us. Although You shall pay such Council assessments, such assessments shall in no way diminish your rights under this Agreement.

         Q. You shall notify us in writing within five (5) days of any written threat or the actual commencement of any action, suit or proceeding or of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality which may adversely affect the operation or financial condition of the Franchised Business.

13.      OPERATIONS ASSISTANCE

         A. We will from time to time advise or offer guidance to you relative to prices for the services and products offered for sale by the Franchised Business that in our judgment, constitute good business practice. Such guidance shall be based on the System's experience in operating the Franchised Business and an analysis of the costs of such products and prices charged for competitive products. You shall not be obligated to accept any such advice or guidance and shall have the sole right to determine the prices to be charged by the Franchised Business and no such advice or guidance shall be deemed or construed to impose upon you any obligation to charge any fixed, minimum or maximum prices for any service or product offered for sale by the Franchised Business.

         B. Upon commencement of operation of the Franchised Business and during the term of this Agreement, we will provide the following to you:

                  1. A comprehensive list of established sources of education materials, equipment, supplies and goods necessary for the operation of the Franchised Business and provide specifications for such products;

                  2. Oversee administration of the Advertising Fund; and

                  3. A non-exclusive and limited license to use our proprietary Software. We or our authorized representatives shall provide ongoing service and support to you regarding such Software, including without limitation, upgraded and enhanced versions of the Software. We have the right to charge reasonable fees for any service or support provided by our authorized representative.

         C. We will furnish you with such assistance in connection with the operation of the Franchised Business as we reasonably determine from time to time. Operations assistance may consist of advice and guidance with respect to:

                  1. Your proper utilization of procedures by the Franchised Business regarding the services to be offered from the Franchised Business as approved by us;

                  2. Your purchase of equipment, materials and supplies;

                  3. Your use of proper administrative, bookkeeping, accounting, inventory control, supervisory and general operating procedures for the effective operation of the Franchised Business;

                  4. Advertising and promotional programs; and

                  5. On-going research and development of new procedures and techniques, new products and materials and other enhancements to the System.

         D. We will visit the Franchised Business at such times as we deem appropriate for the purposes of consultation, assistance and guidance to you in all aspects of the operation and management of the Franchised Business. We or our representatives who visit at the Franchised Business may prepare, for the benefit of both us and you, written reports with respect to such visits outlining any suggested changes or improvements in the operations of the Franchised Business and detailing any defaults in such operations which become evident as a result of any such visit. A copy of each such written report shall be provided to both us and you. We shall advise you of problems arising out of the operation of the Franchised Business as disclosed by reports submitted to us by you or by inspections conducted by us of the Franchised Business.

         E. All of the specifications, Approved Suppliers Lists, Approved Supplies Lists, training and operations manuals to be provided by us to you pursuant to this Agreement shall be delivered within fifteen (15) days after execution of this Agreement.

         F. If you request assistance from us in addition to the standard support set forth in this Section, and if we agree to render such support, you shall pay us our then-standard support fee plus expenses including, but not limited to our travel, lodging and meal costs. As of the date of this Agreement the support fee is at the rate of Three Hundred Dollars ($300) per day, with a minimum of $150.

14.      INSURANCE

         A. You shall procure at your expense and maintain in full force and effect during the term of this Agreement, an insurance policy or policies protecting you and us and our officers, directors, partners and employees, against any loss, liability, personal injury, death, property damage or expense whatsoever arising or occurring upon or in connection with the Franchised Business, as we may reasonably require for our own and your protection. We shall be named an additional insured in such policy or policies.

         B. Such policy or policies shall be written by a licensed insurance company licensed in the state in which you operate and having at least an "A" Rating Classification as indicated in Best's Key Rating Guide in accordance with standards and specifications set forth in the Manual or otherwise in writing, and shall include, at a minimum (except as different coverages and policy limits may reasonably be specified for all franchisees from time to time by us in the Manual or otherwise in writing), the following:

                  1. All risks or special form coverage insurance on the Franchised Business and all fixtures, equipment, supplies and other property used in the operation of the Franchised Business (which coverage shall include flood and/or earthquake coverage where appropriate, and theft insurance) for full repair and replacement value of the equipment, improvements and betterments, without any applicable co-insurance clause, except that an appropriate deductible clause shall be permitted.

                  2. Workers' compensation and employer's liability insurance as well as such other insurance as may be required by statute or rule of the state or country in which the Franchised Business is located and operated.

                  3. Comprehensive general liability insurance and product liability insurance, including a per premises aggregate with the following coverages: broad form contractual liability, personal injury products/completed operation, and fire legal, insuring us and you against all claims, suits, obligations, liabilities and damages, including attorneys' fees, based upon or arising out of actual or alleged personal injuries or property damage resulting from, or occurring in the course of, or on or about or otherwise relating to the Franchised Business, including General Aggregate coverage in the following limits:

         Required Coverage                        Minimum Limits of Coverage
         -----------------                        --------------------------

         General Aggregate                               $1,000,000.00
         Products/Completed Operations Aggregate         $1,000,000.00
         Personal and Advertising Injury                 $1,000,000.00
         Each Occurrence                                 $1,000,000.00
         Harassment and Molestation                      $1,000,000.00
         Fire Damage (any one fire)                         $50,000.00
         Medical Expense (any one person)                    $5,000.00
         Accident Policy                                     $5,000.00

                  4. Business interruption insurance for actual losses sustained.

                  5. Automobile liability insurance, including owned, hired and non-owned vehicle coverage, with a combined single limit of at least One Million Dollars ($1,000,000.00).

                  6. Professional liability insurance, including, but not limited to, malpractice insurance.

                  7. Such insurance and types of coverage as may be required by the terms of any lease for the Franchised Business or as may be required from time to time by us.

         C. The insurance afforded by the policy or policies respecting liability shall not be limited in any way by reason of any insurance which may be maintained by us. Within ninety (90) days of the signing of this Agreement, but in no event later than the date on which you acquire an interest in the real property on which you shall develop and operate the Franchised Business, an Accord Form Certificate of Insurance showing compliance with the foregoing requirements shall be furnished by you to us for approval. Such certificate shall state that said policy or policies shall not be canceled or altered without at least thirty (30) days prior written notice to us and shall reflect proof of pre-payment of premiums for the first year of operation. Maintenance of such insurance and the performance by you of the obligations under this Section 14 shall not relieve you of liability under the indemnity provision set forth in this Agreement. Minimum limits as required above may be modified from time to time, as conditions require, by written notice to you.

         D. If you fail, for any reason, to procure and maintain such insurance coverage as required by this Agreement, we shall have the right and authority (without, however, any obligation to do so) immediately to procure such insurance coverage and to charge same to you, which charges, together with a reasonable fee for expenses incurred by us in connection with such procurement, shall be payable by you immediately upon notice.

15.      COVENANTS

         A. You covenant that during the term of this Agreement, except as otherwise approved in writing by us, one of your owners or a full-time center director who has completed our training program shall devote his or her full-time energy and best efforts to the management and operation of the Franchised Business.

         B. You covenant that during the term of this Agreement and any renewal terms, you shall not, either directly or indirectly, for yourself, or through, on behalf of or in conjunction with any person, persons, partnership or corporation:

                  1. Divert or attempt to divert any potential or existing business or customer to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Marks or the System.

                  2. Employ or seek to employ any person who is at that time employed by us, or by any other franchisee of ours, or otherwise directly or indirectly induce or seek to induce such person to leave his or her employment thereat.

                  3. Own, maintain, engage in or have any interest in or in any way assist any business (including any business operated by you prior to entry into this Agreement) specializing, in whole or in part, in offering or providing educational services or any other business which sells or offers to sell the same as, or similar to, those sold in the System.

         C. You specifically acknowledge that, pursuant to this Agreement, you shall receive valuable training and confidential information including, without limitation, information regarding the promotional, operational, sales and marketing methods and techniques of the System. Accordingly, you covenant that you shall not, for a period of two (2) years after the expiration or termination of this

Agreement, regardless of the cause of termination, either directly or indirectly, for yourself, or through, on behalf of or in conjunction with any person, persons, partnership, corporation or other entity, own, maintain, engage in, consult with, assist, or have any interest in any business engaged primarily in offering and providing educational services the same as, or similar to, the type sold in the System:

                  1. Within the Metropolitan Statistical Area, as that term is defined by the United States Census Bureau ("MSA") in which the Franchised Business is located; or

                  2. Within a radius of ten (10) miles of the Franchised Business; or

                  3. Within a radius of ten (10) miles of the location of any other business using the System, whether franchised or owned by us or our affiliate(s).

         D. You will have the right, upon the expiration of the term of this Agreement, to buy-out the post-term covenant not to compete described in Section 15C. The purchase price to buy-out the post-term covenant not to compete will be equal to thirty-two percent (32%) of the Gross Revenues of the Franchised Business for the twelve (12) month period immediately preceding the date of the expiration. You will give us written notice at least one hundred eighty (180) days prior to the expiration of the term of this Agreement if you intend to buy-out the post-term covenant not to compete pursuant to this Section. The purchase price will be due and payable in full prior to the expiration of the term of this Agreement. You will have no right to buy-out the post-term covenant not to compete if this Agreement is terminated prior to the expiration of its term by either party. Exercise of your buy-out right shall not affect or release any of your other post-term covenants or obligations under this Agreement.

         E. Each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section 15 is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which we are a party, you shall be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 15.

         F. You understand and acknowledge that we shall have the right, in our sole discretion, to reduce the scope of any covenant set forth in Sections 15 B and C in this Agreement or any portion thereof, without your consent, effective immediately upon receipt by you of written notice thereof. You shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section 27.

         G. We shall have the right to require all of your officers, directors, shareholders, general partners, limited partners, members, managers, personnel performing managerial or supervisory functions and all personnel receiving training from us to execute similar covenants in a form satisfactory to us.

16.      DEFAULT AND TERMINATION

         A. If you are in substantial compliance with this Agreement and we materially breach this Agreement and fail substantially to cure such breach within sixty (60) days after written notice thereof is delivered to us describing such default in reasonable detail and demanding its cure, you may terminate this Agreement; provided, however, that if such breach cannot reasonably be cured in sixty (60) days, Franchisor shall have such additional cure period as may reasonably be required. Such termination shall be effective thirty (30) days after delivery of notice to us that such breach has not been cured and you elect to terminate this Agreement. You must provide us with written notice of any breach or default or violation of any other legal duty by us within ninety (90) days after you discover such breach, default or violation, or be barred from any remedy in connection therewith.

         B. This Agreement shall terminate automatically upon delivery of notice of termination to you if you or your owner(s), officer(s) or manager(s):

                  1. Fail to satisfactorily complete the training program as provided in Section 4 of this Agreement;

                  2. Have made any material misrepresentation or omission in your application for the franchise;

                  3. Are convicted of or pleads no contest to a felony or other crime or offense that is likely to adversely affect your reputation or the reputation of the Franchised Business;

                  4. Make any unauthorized use, disclosure or duplication of any portion of the Manual or duplicates, discloses or makes any unauthorized use of any trade secret or confidential information provided to you by us;

                  5. Abandon, fail or refuse to actively operate the Franchised Business for five (5) business days in any twelve (12) month period, unless the Franchised Business has been closed for a purpose approved by us or due to force majeure;

                  6. Surrender or transfer control of the operation of the Franchised Business, make an unauthorized direct or indirect assignment of the franchise or an ownership interest in you or fail or refuse to assign the franchise or the interest in you of a deceased or disabled controlling owner thereof as herein required;

                  7. Submit to us on two (2) or more separate occasions at any time during the term of the franchise any reports or other data, information or supporting records which understate by more than two percent (2%) the Royalty Fees for any period of, or periods aggregating, three (3) or more weeks, and you are unable to satisfactorily demonstrate to us that such understatements resulted from inadvertent error;

                  8. Materially misuse or make an unauthorized use of any Marks or commit any act which can reasonably be expected to impair the goodwill associated with any Marks;

                  9. Materially misuse or make an unauthorized use of the Software (if developed);

                  10. Fail on five (5) or more separate occasions within any period of twelve (12) consecutive weeks to submit when due reports or other information or supporting records, to pay when due the Royalty Fees, advertising contributions, amounts due for purchases or other payments due to us or our affiliate(s), or otherwise fails to comply with this Agreement, whether or not such failures to comply are corrected after notice thereof is delivered to you; or

                  11. If you commit any affirmative act of insolvency, or if a receiver (permanent or temporary) of your property or any part thereof is appointed by a court of competent authority, if you make a general assignment for the benefit of your creditors, or if a final judgment remains unsatisfied of record for thirty (30) days or longer (unless supersedeas bond is filed), if execution is levied against your business or property, or if suit to foreclose any lien or mortgage against your Premises or equipment is instituted against you and not dismissed within thirty (30) days or is not in the process of being dismissed; provided, however, that we reserve the right to be named as trustee or receiver in any voluntary petition for bankruptcy or insolvency filed by you.

         C. Change of Mind Learning Systems, Inc. may terminate this Agreement if you or your owner:

                  1. Fail or refuse to make payments of any amounts due us or our affiliate(s) for Royalty Fees, advertising contributions, purchases or any other amounts due to us or our affiliate(s), and do not correct such failure or refusal within ten (10) business days after written notice of such failure is delivered to you; or

                  2. Fail or refuse to comply with any other provision of this Agreement, or any mandatory specification, standard or operating procedure prescribed in the Manual or otherwise in writing and does not correct such failure within thirty (30) days (or provide proof acceptable to us that you have made all reasonable efforts to correct such failure and shall continue to make all reasonable efforts to cure until a cure is effected, if such failure cannot reasonably be corrected within thirty [30] days) after written notice of such failure to comply is delivered to you.

         D. To the extent that the provisions of this Agreement provide for periods of notice less than those required by applicable law, or provide for termination, cancellation, non-renewal or the like other than in accordance with applicable law, such provisions shall, to the extent such are not in accordance with applicable law, not be effective, and we shall comply with applicable law in connection with each of these matters.

         E. In addition to our right to terminate this Agreement, and not in lieu of such right or any other rights against you, we, in the event that you shall not have cured a default under this Agreement within the thirty (30) business days after receipt of a written notice to cure from us, may, at our option, enter upon the Premises and exercise complete authority with respect to the operation of said business until such time as we determine that your default has been cured and that there is compliance with the requirements of this Agreement. Our designated representative may take over, control and operate said business, and you shall pay us a service fee per day as specified in the Manual, plus all travel expenses, room and board and other expenses reasonably incurred by such representative so long as it shall be required by the representative to enforce compliance herewith. If, as herein provided, we temporarily operate for you the Franchised Business, you shall indemnify and hold us and our representatives harmless from any claims by you or third parties arising from the acts and omissions of us and our representative, and you agree not to assert any claims of any kind against us or our representatives in connection therewith.

17.      RIGHTS AND DUTIES OF PARTIES UPON EXPIRATION OR TERMINATION

         Upon termination or expiration, this Agreement and all rights granted hereunder to you shall terminate, and:

         A. You shall immediately cease to operate the Franchised Business under this Agreement, and shall not thereafter, directly or indirectly, represent to the public or hold yourself out as a present or former franchisee of ours.

         B. Upon our demand, and at our discretion, you shall assign to us your interest in any lease then in effect for the Premises, and you shall furnish us with evidence satisfactory of compliance with this obligation within fifteen
(15) days after termination or expiration of this Agreement.

         C. You shall immediately and permanently cease to use, by advertising or in any manner whatsoever, any confidential methods, procedures and techniques associated with the System; the Software, the Marks, and any distinctive forms, slogans, signs, symbols, logos or devices associated with the System. In particular, you shall cease to use, without limitation, all signs, advertising materials, stationery, forms and any other articles which display the Marks associated with the System.

         D. You shall take such action as may be necessary to cancel or assign to us or our designee, any fictitious or assumed name rights or equivalent registration filed with state, city or county authorities which contains the name CHANGE OF MIND LEARNING SYSTEMS or any other service mark or trademark associated with the System, and you shall furnish us with evidence satisfactory to us of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement.

         E. In the event you continue to operate or subsequently begin to operate any other business, you shall not use any reproduction, counterfeit, copy or colorable imitation of the Marks either in connection with such other business or the promotion thereof, which is likely to cause confusion, mistake or deception, or which is likely to dilute our rights in and to the Marks and further, you shall not utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with us so as to constitute unfair competition. You shall make such modifications or alterations to the Premises operated hereunder (including, without limitation, the changing of the telephone number) immediately upon termination or expiration of this Agreement as may be necessary to prevent any association with us or the System and any business thereon subsequently operated by you or others, and shall make such specific additional changes thereto as we may reasonably request for that purpose including, without limitation, removal of all distinctive physical and structural features identifying the System. In the event you fail or refuse to comply with the requirements of this Section, we shall have the right to enter upon the Premises where the Franchised Business was conducted, without being guilty of trespass or any other tort, for the purpose of making or causing to be made such changes as may be required at your expense, which expense you shall pay upon demand.

         F. You shall promptly pay all sums owing to us and our affiliates. In the event of termination for any default by you, such sums shall include all damages (including but not limited to the discounted value of future fees which likely would have been payable during the remaining term of this Agreement), costs and expenses, including reasonable attorneys' fees, incurred by us as a result of the default.

         G. You shall pay to us all damages, costs and expenses, including reasonable attorneys' fees, incurred by us subsequent to the termination or expiration of the franchise herein granted in obtaining injunctive or other relief for the enforcement of any provisions of this Section 17 or Section 15.

         H. You shall immediately turn over to us all manuals, including the Manual, supplier lists, records, files, instructions, brochures, agreements, disclosure statements, the Software and any and all other materials provided to you by us or by sources designated by us relating to the operation of the Franchised Business (all of which are acknowledged to be our property).

         I. We shall have the right, title and interest to any sign or sign faces bearing the Marks. You hereby acknowledge our right to access the Premises should we elect to take possession of any sign or sign faces bearing the Marks.

         J. We shall have the right (but not the duty), to be exercised by notice of intent to do so within thirty (30) days after termination or expiration, to purchase for cash any or all signs, advertising materials and all items bearing the Marks or any of the Franchised Business assets, at fair market value. If we elect to exercise any option to purchase herein provided, we shall have the right to set off all amounts due from you.

         K. All telephone, facsimile numbers, email addresses, domain names and web sites used in the operation of the Franchised Business constitute assets of the Franchised Business; and upon termination or expiration of this Agreement, you shall assign to us or our designee, all right, title and interest in and to your telephone, facsimile numbers, web sites, email addresses and domain names, and shall notify the telephone company and all email and web site or domain name listing agencies of the termination or expiration of your right to use any telephone and fax number, email address, domain name, regular, classified or other telephone directory listing associated with the Marks and web site and authorize a transfer of same to or at the direction of us.

         L. You shall comply with the covenants contained in Section 15 of this Agreement.

         M. All of our obligations and your obligations which expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied or by their nature expire.

18.      TRANSFERABILITY OF INTEREST

         A. This Agreement and all rights hereunder can be assigned and transferred by us and, if so, shall be binding upon and inure to the benefit of our successors and assigns; provided, however, that with respect to any assignment resulting in the subsequent performance by the assignee of our functions, the assignee shall expressly assume and agree to perform our obligations under this Agreement. Upon such assumption and without further action or documentation we shall be released and discharged from all of our obligations under or relating to this Agreement. Specifically, and without limitation to the foregoing, you agree that we may (among other things) sell our assets, Marks or System outright to a third party; may make a public offering of securities; may engage in a private placement of some or all of our securities; may merge, acquire other corporations or entities, or be acquired by another corporation or other entity; may undertake a refinancing, recapitalization, leveraged buy out or other economic or financial restructuring; and, with regard to any or all of the above sales, assignments and dispositions (whether or not specifically identified above), you expressly and specifically waive any claims, demands or damages arising from or related to the loss of said Marks (or any variation thereof). Nothing contained in this Agreement shall require us to remain in the business in the event that we exercise our rights hereunder to assign our rights in this Agreement.

         B. This Agreement and all rights hereunder may be assigned and transferred by you and, if so, shall be binding upon and inure to the benefit of your successors and assigns, subject to the following conditions and requirements, and our right of first refusal as set forth herein:

                  1. Neither you, nor a partner of you (if you are a partnership), member of you (if you are a limited liability company) or shareholder of you (if you are a corporation), or other equity holder of yours, without our prior written consent, by operation of law or otherwise shall sell, assign, transfer, convey, give away or encumber to any person, firm or corporation, all or any part of its interest in this Agreement or any interest in the franchise granted hereby or any interest in any proprietorship, partnership or corporation, limited liability company or other entity which owns any interest in the franchise, nor offer, permit or suffer the same to be sold, assigned, transferred, conveyed, given away or encumbered in any way to any person or entity. You may not, without our prior written consent, fractionalize any of the rights of you granted pursuant to this Agreement. Any purported assignment, division or transfer of any of your rights herein not having the aforesaid consent shall be null and void and shall constitute a material default hereunder.

                  2. We shall not unreasonably withhold our consent to any assignment or transfer referenced in this Section of this Agreement when requested; provided, however, that the following conditions and requirements shall first be met to our full satisfaction:

                           a. If you are an individual or partnership and desire
to assign and transfer your rights to a corporation or limited liability company:

                                    (1) The proposed transferee corporation or
limited liability company shall be newly organized and its charter or other organizational document shall provide that its activities are confined exclusively to acting as a CHANGE OF MIND LEARNING SYSTEMS franchisee as licensed under this Agreement;

                                    (2) You shall be and shall remain the owner
of the majority fifty-one percent (51%) voting stock or membership interest of the transferee corporation;

                                    (3) The individual franchisee (or, if you
are a partnership, one of the partners) shall be and shall remain the principal executive officer of the corporation or limited liability company;

                                    (4) The transferee corporation or limited
liability company shall enter into a written assignment (in a form satisfactory to us, in which the transferee corporation assumes all of your obligations hereunder;

                                    (5) All shareholders or members of the
transferee corporation or limited liability company shall enter into a written agreement, in a form satisfactory to us, jointly and severally guaranteeing the full payment and performance of the transferee corporation's obligations under this Agreement;

                                    (6) Each stock certificate of the transferee
corporation or evidence of membership interest and the share or membership records of such entity shall have conspicuously endorsed upon it a statement that it is held subject to, and that further assignment or transfer thereof is subject to, all restrictions imposed upon assignments by this Agreement;

                                    (7) No new shares of common or preferred
voting stock in the transferee corporation or membership interests in the transferee limited liability company shall be issued to any person, partnership, trust, foundation, or corporation without obtaining our prior written consent and then only upon disclosure of the terms and conditions contained herein being made to the prospective new holders of the stock or membership interests; and

                                    (8) All of your accrued money obligations to
us and our affiliates shall be satisfied prior to assignment or transfer.

                           b. If the transfer, other than such transfer as is
authorized under Section 18B2a of this Agreement, if consummated alone or together with other related previous, simultaneous, or proposed transfers, would have the effect of transferring control of the franchise to someone other than an original signatory of this Agreement:

                                    (1) The transferee(s) shall be of good moral
character and reputation, shall have a good credit rating and competent business qualifications, and shall meet all of the requirements for our new franchisees as of the date of notice of the proposed transfer. You shall provide us with such information as we may require to make such determination concerning each such proposed transferee(s).

                                    (2) The transferee(s) or such other
individual(s) as shall be the actual manager of the franchise shall have successfully completed and passed the training course then in effect for franchisees, or otherwise demonstrated, to our satisfaction, sufficient ability to operate the business being transferred.

                                    (3) The transferee(s), including all
shareholders, members, officers, directors, limited liability company managers, and partners of the transferee(s), shall jointly and severally execute any or all of the following, at our sole discretion and as we shall direct:

                                             aa. A Franchise Agreement and other
standard ancillary agreements with us on the then-current standard forms being used by us, except that an additional Franchise Fee shall not be charged; and/or

                                             bb. A written assignment from you
in a form satisfactory to us, wherein transferee shall assume all of your obligations hereunder.

                                    (4) Our approval of any transfer by you of
the franchise herein granted or any of your rights under this Agreement shall in no way be deemed a release by us of your obligations pursuant to this Agreement. Our consent to a transfer of the franchise shall not constitute or be interpreted as consent for any future transfer thereof.

                                    (5) The term of said agreements required
under this Section shall be for the unexpired term of this Agreement and for any extensions or renewals as provided herein.

                                    (6) If transferee is a corporation or
limited liability company:

                                             aa. Each stock certificate of the
transferee corporation and any written embodiment of a membership interest in a limited liability company shall have conspicuously endorsed upon it a statement that it is held subject to, and that further assignment or transfer thereof is subject to, all restrictions imposed upon assignments by this Agreement; and
                                             bb. No new shares of common or
preferred voting stock in the transferee corporation or membership interests in the limited liability company shall be issued to any person, partnership, trust, foundation or corporation without obtaining our prior written consent and then only upon disclosure of the terms and conditions contained herein being made to the prospective new holders of the stock or membership interests; and

                                             cc. All shareholders of the
transferee corporation or members of the limited liability company shall enter into a written agreement, in a form satisfactory to us, jointly and severally, guaranteeing full payment and the performance of the transferee corporation of all obligations under this Agreement.

                                    (7) All accrued money obligations of you to
us or our affiliates, shall be satisfied prior to assignment or transfer, and you shall not be in default under the terms of this Agreement.

                                    (8) Prior to the transfer, you shall execute
a general release, in a form we prescribe, of any and all existing claims against us and our respective officers, directors, agents and employees, except such claims as are not permitted to be waived under applicable law.

                  3. You shall have fully paid and satisfied all of your obligations to us, and the transferee or you shall have fully paid to us a non-refundable transfer fee equal to fifty percent (50%) of the then-current Franchise Fee charged by us for a franchisee's first start-up franchise. The transfer fee is used to cover our expenses for the training, supervision, administrative costs, overhead, counsel fees, accounting and other expenses in connection with the transfer. This transfer fee does not apply to an assignment of interest to a corporation under Section 18B2a of this Agreement.

                  4. No sale, assignment, transfer, conveyance, encumbrance or gift of any interest in this Agreement or in the franchise granted thereby, shall relieve you and the shareholders, members, partners or other equity interest holders participating in any transfer, of the obligations of the covenants contained in Section 15, except where we shall expressly authorize in writing.

         C. You must promptly ("promptly" herein defined as within thirty (30) days of receipt of an offer to buy) give us written notice whenever you receive an offer to buy your franchise. You must also give us written notice simultaneously with any offer to sell the franchise made by, for or on behalf of you.

         One purpose of this Section 18 is to enable us to comply with any applicable state or federal franchise disclosure laws or rules. You shall indemnify us for your failure to comply with this Section 18.

         D. You shall not, without our prior written consent, place in, on or upon the location of the Franchised Business or in any communication media, any form of advertising, or list with any business, real estate broker, agent or attorney any information relating to the sale of the Franchised Business or the rights granted hereunder.

19.      DEATH OR INCAPACITY

         A. In the event of the death or incapacity of a franchisee who is an individual, or any partner (if you are a partnership) or any shareholder owning fifty percent (50%) or more of the capital stock (if you are a corporation), or holder of membership interests with a right to half or more of his votes, income or distributions on liquidation of a limited liability company (if you are a limited liability company) the heirs, beneficiaries, devisees or legal representative of said individual, partner, shareholder or member shall, within one hundred eighty (180) days of such event:

                  1. Apply to us for the right to continue to operate the franchise for the duration of the term of this Agreement and any renewals hereof, which right shall be granted upon the fulfillment of all of the conditions set forth in Section 18B2b of this Agreement (except that no transfer fee shall be required); or

                  2. Sell, assign, transfer or convey such decedent's interest in compliance with the provisions of Sections 18B and 20 of this Agreement; provided, however, in the event a proper and timely application for the right to continue to operate has been made and rejected, the one hundred eighty (180) days to sell, assign, transfer or convey shall be computed from the date of said rejection. For purposes of this Section 19, our silence on an application made pursuant to Section 19B through the one hundred and eighty (180) days following the event of death or incapacity shall be deemed a rejection made on the last day of such period.

         B. In the event of the death or incapacity of an individual you, or any partner, shareholder or member (if you are a partnership, corporation or limited liability company), where the aforesaid provisions of Section 18 have not been fulfilled within the time provided, all rights granted to you under this Agreement shall, at our option, terminate forthwith and we shall have the option to purchase the Franchised Business assets in accordance with Section 17J herein.

         C. For purposes of this Agreement, "incapacity" shall be defined as the inability to operate or oversee the operation of the Franchised Business on a regular basis by reason of any continuing physical, mental or emotional incapacity, chemical dependency or other limitation. Any dispute as to the existence of an incapacity as defined herein shall be resolved by majority decision of three (3) licensed medical physicians practicing in the MSA in which the Franchised Business is located, with each party selecting one (1) medical physician and the two (2) medical physicians so designated selecting the third medical physician. The determination of the majority of the three (3) medical physicians shall be binding upon the parties and all costs of making said determination shall be borne by the party against whom it is made.

20.      RIGHT OF FIRST REFUSAL

         If you or your owners propose, in a single transaction or series of related transactions, to sell all or substantially all of the assets of the Franchised Business or a majority of the ownership interests in the

Franchisee in terms of voting power or value or propose to merge the Franchisee with an entity in which your prior owners do not have such an ownership, you or your owners shall obtain and deliver a bona fide, executed written offer to purchase same to us, which shall, for a period of thirty (30) days from the date of delivery of such offer, have the right, exercisable by written notice to you or your owners, to purchase the Franchised Business or such ownership for the price and on the terms and conditions contained in such offer to us, provided that we may substitute cash for any form of payment proposed in such offer. If we do not exercise this right of first refusal, the offer may be accepted by you or your owners, subject to our prior written approval, as provided in Section 18, provided that if such offer is not so accepted within one hundred twenty
(120) days of the date thereof, we shall again have the right of first refusal herein described. Should a transferee-franchisee assume your rights and obligations under this Agreement, such transferee-franchisee shall likewise be subject to our right of first refusal under terms and conditions as set forth herein. This right of first refusal is a continuing right of first refusal. Our failure to exercise our right of first refusal shall not be deemed a waiver of future rights of first refusal.

21.      INDEPENDENT CONTRACTOR AND INDEMNIFICATION

         A. This Agreement does not constitute you as an agent, legal representative, joint venturer, partner, employee or servant of ours for any purpose whatsoever. You may not represent to third parties that you are our agent, or have any other such relationship to us, and it is understood between the parties that you shall be an independent contractor and are in no way authorized to make any contract, agreement, warranty or representation on our behalf, or to create any obligation, express or implied, on our behalf.

         B. You shall prominently display, by posting of a sign within public view, on or in the Premises, a statement that clearly indicates that the Franchised Business is independently owned and operated by you as a CHANGE OF MIND LEARNING SYSTEMS franchise of ours and not as an agent thereof.

         C. You shall defend at your own cost and indemnify us, our shareholders, directors, officers, employees and agents, from and against any and all losses, liens, claims, costs, expenses (including attorneys' fees), damages and liabilities, however caused, resulting directly or indirectly from or pertaining to the use, condition or construction, equipping, decorating, maintenance or operation of the Franchised Business, including the sale of any service or merchandise sold from the Franchised Business. Such losses, liens, claims, costs, expenses, damages and liabilities shall include, without limitation, those arising from latent or other defects in the Franchised Business, whether or not discoverable by us, and those arising from the death or injury to any person or arising from damage to your or our property, our agents or employees, or any third person, firm or corporation, whether or not such losses, liens, claims, costs, expenses, damages or liabilities were actually or allegedly caused wholly or in part through our active or passive negligence or any of our agents or employees or resulted from any strict liability imposed on us or any of our agents or employees.

         D. We shall not, by virtue of any approvals, advice or services provided to you, assume responsibility or liability to you or any third parties to which we would not otherwise be subject.

22.      APPROVALS

         A. Whenever this Agreement requires our prior approval or consent, you shall make a timely written request to us, and, except as otherwise provided herein, any approval or consent granted must be in a signed writing to be binding upon us.

         B. We make no warranties or guarantees upon which you may rely and assume no liability or obligation to you or any third party to which we would not otherwise be subject, by providing any waiver, approval, advice, consent or services to you in connection with this Agreement, or by reason of any neglect, delay or denial of any request therefor.

23.      NON-WAIVER

         No failure by us to exercise any power reserved to us hereunder, or to insist upon strict compliance by you with any obligation or condition hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of our right to demand exact compliance with the terms hereof. Waiver by us of any particular default by you shall not be binding unless in writing and executed by the party sought to be charged and shall not affect or impair our right with respect to any subsequent default of the same or of a different nature; nor shall any delay, waiver, forbearance or omission of by us to exercise any power or rights arising out of any breach or default by you of any of the terms, provisions or covenants hereof, affect or impair our rights nor shall such constitute a waiver by us of any right hereunder or of the right to declare any subsequent breach or default. Subsequent acceptance by us of any payment(s) due to it hereunder shall not be deemed to be a waiver by us of any preceding breach by you of any terms, covenants or conditions of this Agreement.

24.      NOTICES

         Any and all notices required or permitted under this Agreement shall be in writing from a party to this Agreement or its attorney and shall be personally delivered or mailed by certified mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

         Notices to Us:             CHANGE OF MIND LEARNING SYSTEMS, INC.
                                    8091 Wallace Road
                                    Eden Prairie, Minnesota 55344

         Courtesy Copy to:          Quentin T. Johnson
                                    Fredrikson & Byron, P.A.
                                    1100 International Center
                                    900 Second Avenue South
                                    Minneapolis, Minnesota  55402

         Notices to You:
                                    ------------------------------

                                    ------------------------------

                                    ------------------------------


         Courtesy Copy to:          ------------------------------

                                    ------------------------------

                                    ------------------------------

         Any notice by certified mail shall be deemed to have been given at the date and time of mailing.

25.      ENFORCEMENT

         A. If a claim for amounts owed by you to us is asserted in any legal proceeding before a court of competent jurisdiction, or if we or you are required to enforce this Agreement in a judicial proceeding, the prevailing party shall be entitled to reimbursement of its costs, including reasonable accounting and legal fees, in connection with such proceeding.

         B. WE AND YOU WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER AND AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN US, THE PARTY MAKING A CLAIM WILL BE LIMITED TO EQUITABLE RELIEF AND TO RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS.

         C. WE AND YOU IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF US.

         D. ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OF THE RELATIONSHIP OF YOU AND US PURSUANT TO THIS AGREEMENT WILL BE BARRED UNLESS AN ACTION IS COMMENCED WITHIN ONE (1) YEAR FROM THE DATE ON WHICH THE ACT OR EVENT GIVING RISE TO THE CLAIM OCCURRED, OR ONE (1) YEAR FROM THE DATE ON WHICH YOU OR WE KNEW OR SHOULD HAVE KNOWN, IN THE EXERCISE OF REASONABLE DILIGENCE, OF THE FACTS GIVING RISE TO SUCH CLAIMS, WHICHEVER OCCURS FIRST.

26.      ENTIRE AGREEMENT

         This Agreement, any exhibit attached hereto, and the documents referred to herein, shall be construed together and constitute the entire, full and complete agreement between us and you concerning the subject matter hereof, and supersede all prior agreements. No other representation has induced you to execute this Agreement, and there are no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein, which are of any force or effect with reference to this Agreement or otherwise. No amendment, change or variance from this Agreement (other than amendments to the Manual or other matters with respect to which we have reserved the unilateral right to amend) shall be binding on either party unless executed in writing by both parties.

27.      SEVERABILITY AND CONSTRUCTION

         A. Each Section, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any Section, part, term and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation, such shall not impair the operation of or affect the remaining portions, sections, parts, terms and/or provisions of this Agreement, and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid sections, parts, terms and/or provisions shall be deemed not part of this Agreement; provided, however, that if we determine that said finding of illegality adversely affects the basic consideration of this Agreement, we may, at our option, terminate this Agreement.

         B. Anything to the contrary herein notwithstanding, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than us or you and such of their respective successors and assigns as may be contemplated by this Agreement, any rights or remedies under or by reason of this Agreement.

         C. You shall be bound by any promise or covenant imposing the maximum duty permitted by law which is contained within the terms of any provision hereof, as though it were separately stated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which we are a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

         D. All captions herein are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof. The singular usage includes the plural and the masculine and neuter usages include the other and the feminine.

         E. The recitals set forth in this Agreement are specifically incorporated into the terms of this Agreement and hereby constitute a part thereof.

28.      APPLICABLE LAW

         A. THIS AGREEMENT TAKES EFFECT UPON ITS ACCEPTANCE AND EXECUTION BY US AND SHALL BE INTERPRETED AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE PROTECTED TERRITORY IS SITUATED, WHICH LAWS SHALL PREVAIL IN THE EVENT OF ANY CONFLICT OF LAW, EXCEPT TO THE EXTENT GOVERNED BY FEDERAL LAW INCLUDING, WITHOUT LIMITATION, THE UNITED STATES TRADEMARK ACT OF 1946, AS AMENDED (LANHAM ACT, 15 U.S.C. SECTIONS 1051 ET SEQ.).

         B. YOU AGREE THAT ANY AND ALL ACTIONS SOUGHT TO BE BROUGHT BY EITHER PARTY, SHALL BE BROUGHT IN THE APPROPRIATE STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA OR THE APPROPRIATE FEDERAL COURT SITTING IN HENNEPIN COUNTY, MINNESOTA WITH JURISDICTION OVER THE MATTER. YOU EXPRESSLY WAIVE THE RIGHT TO CONTEST THE JURISDICTION OF ANY MINNESOTA COURT.

         C. NO RIGHT OR REMEDY CONFERRED UPON OR RESERVED TO US OR YOU BY THIS AGREEMENT IS INTENDED TO BE, NOR SHALL BE DEEMED, EXCLUSIVE OF ANY OTHER RIGHT OR REMEDY HEREIN OR BY LAW OR EQUITY PROVIDED OR PERMITTED, BUT EACH SHALL BE CUMULATIVE OF EVERY OTHER RIGHT OR REMEDY.

         D. NOTHING HEREIN CONTAINED SHALL BAR OUR RIGHT TO OBTAIN INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION AGAINST THREATENED CONDUCT UNDER GENERAL PRINCIPLES OF EQUITY, INCLUDING THE APPLICABLE PRINCIPLES FOR OBTAINING RESTRAINING ORDERS AND PRELIMINARY INJUNCTIONS.

29.      MEDIATION

         A. We and you acknowledge that resolving disputes prior to commencing court proceedings is in the best interest of both parties, all other System franchisees and the System. Therefore, the parties agree that they will act in good faith to settle any dispute or controversy between them either prior to or during the Mediation. Except as provided below, all disputes and controversies between us and you, without exception, arising under, as a result of or in connection with this Agreement the Franchised Business will be subject to mandatory nonbinding Mediation.

         B. If either party alleges a dispute or controversy against the other party for any reason whatever, then either party will have the right to demand nonbinding Mediation after the complaining party has provided the other party with written notice describing the dispute or controversy and the desired action. The Mediator will be appointed in accordance with the Rules and Regulations of the

American Arbitration Association unless the parties agree on a Mediator in writing within ten (10) days after either party has provided the other party with written notice of Mediation. All Mediation hearings will take place exclusively in Minneapolis, Minnesota, and will be held within twenty (20) days after the Mediator has been appointed. The Mediation hearing will be informal and the Mediator will have the right to hear and review all testimony and evidence presented by either party. The cost of the Mediator will be paid equally by the parties and each party will pay the expenses it incurs in connection with the Mediation.

         C. Neither party will have the right to commence legal proceedings against the other party until the dispute or controversy has been mediated as provided for herein. All matters, testimony, arguments, evidence, allegations, documents and memorandums referred to, introduced or presented during the mediation will be held confidential in all respects and will not be disclosed to any other person or entity by either party.

         D. Disputes arising out of Section 5 and 15 shall not be subject to mediation.

30.      OWNER AGREEMENT

         As used in this Agreement, the term "you" shall include all persons who succeed to the interest of the original franchisee by permitted transfer or operation of law and shall be deemed to include not only the individual or entity defined in the introductory paragraph of this Agreement, but shall also include all partners of the entity that executes this Agreement, in the event said entity is a partnership, all members of the entity that executes this Agreement in the event said entity is a limited liability company, and all shareholders, officers and directors of the entity that executes this Agreement, in the event said entity is a corporation. By their signatures hereto, all partners, shareholders, officers and directors of the entity that signs this Agreement as you acknowledge and accept the duties and obligations imposed upon each of them, individually, by the terms of this Agreement. All partners of the entity that executes this Agreement, in the event said entity is a partnership, and all shareholders, officers and directors of the entity that executes this Agreement, in the event said entity is a corporation, and all members of the entity that execute this Agreement, in the event said entity is a limited liability company, shall execute the Owner Agreement attached hereto as Exhibit B.

31.      CAVEAT

         The success of the business venture contemplated to be undertaken by you by virtue of this Agreement is speculative and depends, to a large extent, upon your ability as an independent businessperson, and your active participation in the daily affairs of the business as well as other factors. We do not make any representation or warranty, express or implied, as to the potential success of the business venture in this Agreement.

32.      ACKNOWLEDGMENTS

         A. YOU REPRESENT AND ACKNOWLEDGE THAT YOU HAVE RECEIVED, READ AND UNDERSTOOD THIS AGREEMENT AND THE UNIFORM FRANCHISE OFFERING CIRCULAR; AND THAT WE HAVE ACCORDED YOU AMPLE TIME AND OPPORTUNITY TO CONSULT WITH ADVISORS OF YOUR OWN CHOOSING ABOUT THE POTENTIAL BENEFITS AND RISKS OF ENTERING INTO THIS AGREEMENT. YOU HAVE BEEN ADVISED TO CONSULT WITH YOUR OWN ADVISORS WITH RESPECT TO THE LEGAL, FINANCIAL AND OTHER ASPECTS OF THIS AGREEMENT, THE BUSINESS FRANCHISED HEREBY AND THE PROSPECTS FOR THAT BUSINESS. YOU HAVE EITHER CONSULTED WITH SUCH ADVISORS OR HAVE DELIBERATELY DECLINED TO DO SO.

         B. YOU ACKNOWLEDGE THAT NEITHER YOU NOR ANY EQUITY HOLDER OF YOURS HAS RECEIVED OR RELIED UPON ANY REPRESENTATION BY US OR ANY OF OUR OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES OR AGENTS WHICH ARE CONTRARY TO THE STATEMENTS MADE IN OUR FRANCHISE OFFERING CIRCULAR OR THIS AGREEMENT.

         C. You acknowledge that the covenants not to compete set forth in this Agreement are fair and reasonable, and shall not impose any undue hardship on you, since you have other considerable skills, experience and education which afford you the opportunity to derive income from other endeavors.

         D. You affirm that all information set forth in any and all applications, financial statements and submissions to us is true, complete and accurate in all respects, with you expressly acknowledging that we are relying upon the truthfulness, completeness and accuracy of such information.

         E. You have conducted an independent investigation of the business contemplated by this Agreement and recognizes that, like any other business, an investment in a CHANGE OF MIND LEARNING SYSTEMS Franchised Business involves business risks and that the success of the venture is primarily dependent upon your business abilities and efforts.

         F. WE EXPRESSLY DISCLAIM THE MAKING OF, AND YOU ACKNOWLEDGE THAT YOU HAVE NOT RECEIVED, ANY ESTIMATES, PROJECTIONS, REPRESENTATIONS, WARRANTIES OR GUARANTIES, EXPRESS OR IMPLIED, AS TO POTENTIAL GROSS REVENUES, INCOME, PROFITS, EARNINGS, EXPENSES, FINANCIAL OR BUSINESS SUCCESS, VALUE OF THE FRANCHISED BUSINESS, OR OTHER ECONOMIC MATTERS, EXCEPT AS SET FORTH IN OUR UNIFORM FRANCHISE OFFERING CIRCULAR, A COPY OF WHICH HAS BEEN PROVIDED TO YOU.

         YOU ALSO ACKNOWLEDGE THAT WE DO NOT WARRANT OR GUARANTEE: (A) THAT YOU WILL DERIVE INCOME FROM THE FRANCHISE BUSINESS; OR (B) THAT WE WILL REFUND ALL OR PART OF THE PRICE PAID FOR YOUR FRANCHISE BUSINESS OR REPURCHASE ANY OF THE SOFTWARE, GOODS, SUPPLIES OR FIXTURES

SUPPLIED BY US OR ANY SUPPLIER IF YOU ARE UNSATISFIED WITH THE FRANCHISED BUSINESS.

         G. You acknowledge that other franchisees of ours have or will be granted franchises at different times and in different situations, and further acknowledges that the provisions of such franchises may vary substantially from those contained in this Agreement.

         H. You acknowledge that you have received a copy of this Agreement with all material blanks fully completed at least five (5) business days prior to the date on which this Agreement was executed. You further acknowledge that you received a uniform franchise offering circular at least ten (10) business days prior to the date on which this Agreement was executed.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, sealed and delivered this Agreement the day and year first above written.


ATTEST:                                   CHANGE OF MIND LEARNING
                                          SYSTEMS, INC., A MINNESOTA CORPORATION



                                          By:
---------------------------------            -----------------------------------
                                          Title:
                                                --------------------------------


ATTEST/WITNESS:                           FRANCHISEE:



                                          By:
---------------------------------            -----------------------------------
                                          Title:
                                                --------------------------------


                                          By:
---------------------------------            -----------------------------------
                                          Title:
                                                --------------------------------

                                    EXHIBIT A
                                 PROTECTED AREA





FRANCHISOR:                               FRANCHISEE:



By:                                       By:
   -----------------------------------       -----------------------------------
Title:                                    Title:
      --------------------------------          --------------------------------